Exhibit 10.28

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE

NEUSTAR, INC. 1999 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made as of June 22, 2004 (the “Effective Date”), by and between NeuStar, Inc., a Delaware corporation (the “Company”), and Jeffrey Babka (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company desires to afford the Participant the opportunity to acquire an ownership of the Company’s common stock, par value $.002 per share (“Common Stock”), so that the Participant may have a direct proprietary interest in the Company’s success.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.                                       Grant of Option.  Subject to the terms and conditions set forth herein and in the Company’s 1999 Equity Incentive Plan, as restated as of March 13, 2002 and as amended as of June 21, 2004 (the “Plan”), the Company hereby grants to the Participant, during the period commencing on the date of this Agreement and ending on June 22, 2014 (the “Expiration Date”), the right and option (the right to purchase any one share of Common Stock hereunder being an “Option”) to purchase from the Company 27,426 shares of Common Stock.  The Options shall have an exercise price of $8.75 per share.  Each of the Options granted pursuant to this Section 1 is intended to constitute Incentive Stock Options to the extent permissible under Section 422 of the Code and the Plan; however, no assurances can be made that the Options will in form or substance comply with all of the requirements for such treatment.  To the extent that the Options do not qualify as “incentive stock options,” it shall not affect the validity of the Options and shall constitute Nonqualified Stock Options.

2.                                       Limitations on Exercise of Options.  Subject to the terms and conditions set forth herein and the Plan, the Options shall vest and become exercisable, on a cumulative basis, with respect to 25% of the shares on April 26, 2005 so long as the Participant continues in the Service of the Company from the Effective Date through April 26, 2005, and with respect to 2.083% of the shares on the last day of each succeeding calendar month thereafter so long as the Participant continues in the Service of the Company; provided, however, the Participant may not exercise any Option for fractional shares of Common Stock.  The Committee or the Board may accelerate the vesting and exercisability of any or all of the then-unvested Options at any time.

3.                                       Termination of Service.  (a)  If, prior to the Expiration Date, the Participant’s Service with the Company shall terminate (the date of termination being the “Date of Termination”) by reason of a Normal Termination (as defined in the Plan), the Options shall remain exercisable until the earlier of the Expiration Date or the day three (3) months after the Date of Termination to the extent the Options were vested and exercisable as of the Date of Termination.

(b)                                 If the Participant’s Service with the Company shall cease prior to the Expiration Date by reason of death or disability, or the Participant shall die or become disabled while entitled to exercise any of the Options pursuant to paragraph 3(a), the Participant or the Participant’s legal representative, or, in the case of death, the executor or administrator of the estate of the Participant or the person or persons to whom the Options shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution, shall have the right, until the earlier of the Expiration Date or one year after the date of death or disability, to exercise the Options to the extent that the Participant was entitled to exercise them on the date of death or disability.  For purposes of this Agreement, the term “disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code.

(c)                                  If, prior to the Expiration Date, the Participant’s Service with the Company is terminated for “Cause” (as defined in the Plan), (i) unless otherwise provided by the Committee, the Options, to the extent not exercised as of the Date of Termination, shall lapse and be canceled, and (ii) all shares of Common Stock received pursuant to an exercise of the Options after such termination, in contravention of subsection (i) above, may be purchased by the Company at its discretion for the exercise price of such shares paid by the Participant.  If the Participant’s Service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights with respect to the Options shall be suspended during the period of investigation.

(d)                                 If, prior to the Expiration Date, the Participant’s Service with the Company is terminated other than for Cause, a Normal Termination, death or disability, the Options, to the extent then vested and exercisable as of the Date of Termination, shall remain exercisable until the earlier of the Expiration Date or thirty (30) days after the Date of Termination.

(e)                                  After the expiration of any exercise period described in any of Sections 3(a) - (d) hereof, or otherwise upon the Expiration Date, the Options shall terminate together with all of the Participant’s rights hereunder, to the extent not previously exercised.

4.                                       Non-Transferable.  Except as specifically authorized by the Committee, the Participant may not transfer the Options except by will or the laws of descent and distribution and the Options shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, his guardian or legal representative.  Except as so authorized, no purported assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever.

5.                                       Adjustments and Corporate Reorganizations; Changes in Organization.

(a)           In accordance with and subject to the applicable terms of the Plan and this Agreement, the Options shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of

Common Stock or other consideration subject to such Options or as otherwise determined by the Committee in its sole discretion to be equitable (i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date hereof or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, the Participant, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.  The Committee shall give the Participant written notice of an adjustment hereunder.  Neither the foregoing, nor any similar provision in the Plan, shall apply to changes in tax laws, tax interpretations or tax rates.

(b)           In the event that the Company undertakes a change in its organization, including but not limited to a combination of business units, the creation of a new business unit, the elimination of a business unit, or the acquisition, sale or transfer of an interest in a business unit, the Options shall be subject to adjustment or substitution (including but not limited to the substitution of common stock of or other ownership interest in a Related Entity, other consideration or another Award under the Plan), as to the number, price or kind of Common Stock or other consideration subject to such Options or as otherwise determined by the Committee in its sole discretion to be equitable.  For purposes of this Agreement, a “business unit” shall mean any Related Entity or any division or other unit or group within the Company that the Committee designates as a “business unit”.

(c)           Subject to the provisions of Section 13(b) of the Plan, in the event of a Corporate Transaction (as defined below), if the Options evidenced by this Agreement are not assumed or continued or a substantially equivalent option or right is not substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”), the Participant shall, as of the date of the Corporate Transaction, fully vest in and have the right to exercise such Options as to all shares of Common Stock then subject thereto that would otherwise have vested and become exercisable during the twelve-month period commencing on the date of the Corporate Transaction and, subject to the next sentence, unvested Options with respect to any other shares of Common Stock shall continue to vest as set forth in Section 2.   If any Options evidenced by this Agreement are assumed or replaced (and any such Options shall be considered assumed if the Company in a Corporate Transaction reaffirms the Options) in connection with a Corporate Transaction and do not otherwise vest at that time, and if Participant’s Service with the Company is subsequently terminated within one (1) year following such Corporate Transaction, unless such Service is terminated by the Successor Corporation for Cause or by the Participant voluntarily other than for Good Reason (as defined below), the Participant shall fully vest in and have the right to exercise the Options as to all shares of Common Stock then subject thereto that, but for such termination, would have otherwise vested and become exercisable during the twelve-month period commencing on the effective date of such termination, and unvested Options with respect to any other shares of Common Stock shall continue to vest as set forth in Section 2.

(d)           For purposes of this Agreement, a “Corporate Transaction” shall mean any of the following events:

(i)            The consummation of any merger or consolidation of the Company, if immediately following such merger or consolidation the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation do not own at least a majority of the outstanding voting securities of the surviving corporation in approximately the same proportion as they did immediately prior to such merger or consolidation.

(ii)           The consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, other than a transfer of the Company’s assets to a majority-owned subsidiary of the corporation, or to an entity in which the holders of the majority of the outstanding voting securities of the entity immediately prior to the transfer own at least the majority of the outstanding securities immediately after such transfer in approximately the same proportion as immediately prior to such transfer.

(iii)          The approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

(iv)          The acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) of the Exchange Act of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record), other than a person who held such majority on the date of adoption of the Plan.  Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) pursuant to the Exchange Act.

(e)           For purposes of this Agreement, “Good Reason” shall mean, without the Participant’s prior written consent, any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within thirty (30) days after receipt of written notice from the Participant:

(i)            A substantial diminution or material adverse change in the Participant’s status, title, position, authority, duties or responsibilities (including reporting responsibilities) as in effect immediately prior to a Corporate Transaction, except in connection with the Participant’s termination of Service either by the Company for Cause or by the Participant voluntarily other than for Good Reason or temporarily while the Participant is incapacitated.

(ii)           A reduction in the Participant’s annual base salary, except in connection with an across-the-board salary reduction of less than ten percent (10%) affecting all senior executives of the Company.

(iii)          The Successor Corporation’s failure to cover the Participant under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to the

Participant relative to the benefits and total costs under the material employee benefit plans, programs and practices in which the Participant (and/or his family or dependents) is participating immediately preceding the Corporate Transaction.

(iv)          The Successor Corporation’s requiring the Participant to be based at any office location that is more than fifty (50) miles further from the Participant’s office location immediately prior to a Corporate Transaction; except for reasonable required travel for the Successor Corporation’s business that is not materially greater than such travel requirements prior to such Corporate Transaction.

(v)           A material breach by the Successor Corporation of its obligations to the Participant under the Plan.

6.                                       Exercise; Payment For and Delivery of Common Stock; Shareholders Agreement.  (a)  The Options shall be exercised by delivering written notice to the Committee stating the number of whole shares of Common Stock to be purchased, the person or persons in whose name the shares of Common Stock are to be registered and each such person’s address and social security number.  Such notice shall not be effective unless accompanied by the full purchase price for all shares to be purchased, and any applicable withholding (as described below).  The purchase price shall be payable in cash, in shares of Common Stock, any combination of cash or shares of Common Stock or such other method of payment as is authorized by the Plan with the consent of the Committee; provided, however, that the Participant may use Common Stock in payment of the exercise price only if the shares so used are considered “mature” for purposes of generally accepted accounting principles (i.e., (i) been held by the Participant free and clear for at least six (6) months (or such other period necessary to avoid a charge, for accounting purposes, against the Company’s earnings as reported in the Company’s financial statements) prior to the use thereof to pay part of an Option exercise price, (ii) been purchased by the Participant in other than a compensatory transaction, or (iii) meet any other requirements for “mature” shares as may exist on the date of the use thereof to pay part of an Option exercise price) and the Participant has good title free and clear of any liens and encumbrances.  In the event that all or part of the purchase price is paid in shares of Common Stock, the shares used in payment shall be valued at their Fair Market Value on the date of exercise of the Options.  At the time of exercise, the Committee shall require the Participant to pay to the Company an amount sufficient to pay all federal, state and local withholding taxes incurred, in the Committee’s judgment, by reason of the exercise of the Options. and the Participant’s right to receive shares of Common Stock shall be contingent upon such payment.  Such payment to the Company may be effected through (a) payment by the Participant to the Company of the aggregate withholding taxes in cash or cash equivalents; (b) at the discretion of the Committee, the Company’s withholding from the number of shares of Common Stock that would otherwise be delivered to the Participant upon exercise of the Options, a number of shares of Common Stock with an aggregate Fair Market Value on the Settlement Date equal to the aggregate amount of minimum required withholding taxes; or (c) at the discretion of the Committee, any combination of these two methods.

(b)                                 Notwithstanding anything herein to the contrary, in accordance with Section 12(q) of the Plan, as a condition to the receipt of a certificate or certificates representing shares of Common Stock acquired pursuant to the exercise of Options, to the extent required by the Committee, the Participant shall execute and deliver a shareholders agreement or such other documentation which shall provide for restrictions on transferability of the shares of Common Stock acquired hereunder, a right of first refusal of the Company with respect to the shares of Common Stock acquired hereunder and such other terms as the Board or Committee shall from time to time require.

7.                                       Rights as Common Stockholder.  The Participant or a transferee of the Options shall have no rights as a stockholder with respect to any shares covered by the Options until he shall have become the holder of record of such shares (and the Company shall use its reasonable best efforts to cause the Participant promptly to become the holder of record of such shares), and, except as provided in Section 5 hereof, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which he shall become the holder or record thereof.

8.                                       Company; Participant.  (a)  The term “Company” as used in this Agreement with reference to employment shall include the Company and its affiliates.

(b)           Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, legal representatives or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

9.                                       Requirements of Law.  (a)  By accepting the Options, the Participant represents and agrees for himself and his transferees (whether by will or the laws of descent and distribution) that, unless a registration statement under the Securities Act of 1933, as amended (the “Act”), is in effect as to shares purchased upon any exercise of the Options, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to, or for sale in connection with, any distribution, (ii) each notice of the exercise of any portion of the Options shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his personal account and not with any present intention of distributing or selling any of such shares of Common Stock; and (iii) the shares have not been registered under the Securities Act on the ground that no distribution or public offering of the shares is to be effected (it being understood, however, that the shares are being issued and sold in reliance on the exemption provided under Rule 701 under the Securities Act), and in this connection the Company is relying in part on the Participant’s representations set forth in this Section.

(b)                                 No certificate or certificates for shares of Common Stock may be purchased, issued or transferred if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Company or the Participant of any (i) provision of any Federal, state or other securities law, (ii) requirement of any securities exchange listing agreement to which the Company may be a party, or (iii) other requirement of law or of any regulatory body having jurisdiction over the Company.  Any reasonable determination in this connection by the Board or the Committee, upon notice given to the Participant, shall be final, binding and conclusive.

(c)                                  The certificates representing shares of Common Stock acquired pursuant to the exercise of Options shall carry such appropriate legend, and such written instructions shall be given to the Company’s transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Act or any state securities laws.

(d)                                 The Participant hereby confirms that the Participant has been informed that any shares of Common Stock acquired hereunder are restricted securities under Rule 144 promulgated under the Securities Act and may not be resold or transferred unless the Common Stock is first registered under the Federal securities laws or unless an exemption from registration is available.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act or to take any other affirmative action in order to cause the issuance or transfer of shares acquired pursuant to this Agreement to comply with any law or regulation of any governmental authority.

10.                                 Notices.  Any notice to be given to either party shall be in writing and shall be given by hand delivery to such party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company in care of its Secretary at its principal office, and to the Participant at the address given beneath his signature hereto, or at such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

11.                                 Disposition of Common Stock.  The Participant agrees to notify the Company, in writing, within thirty (30) days of any disposition (whether by sale, exchange, gift or otherwise) of shares of Common Stock purchased under this Agreement.

12.                                 Binding Effect.  Subject to Section 4 hereof, this Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

13.                                 Plan.  The terms and provisions of the Plan are incorporated herein by reference and made a part hereof as though fully set forth herein.  In the event of any conflict or inconsistency between discretionary terms and provisions of this Agreement, this Agreement shall govern and control.  In all other instances of conflicts or inconsistencies or omissions, the terms and provisions of the Plan shall govern and control.  All capitalized terms not otherwise expressly defined in this Agreement shall have the meaning ascribed to them in the Plan.

14.                                 Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

15.                                 Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.                                 No Right to Continued Service.  This Agreement does not confer upon the Participant any right to continue as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant’s employment at any time for any reason (subject to any employment agreement).

17.                                 Entire Agreement.  This Agreement, together with the Plan, contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the Company has granted this Option on the Effective Date.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

NEUSTAR, INC.

	By:	/s/ Jeffrey E. Ganek
Name: Jeffrey E. Ganek
Title: Chairman and Chief Executive Officer

ACCEPTED:

/s/ Jeffrey Babka
Jeffrey Babka